FOR IMMEDIATE RELEASE                      For further information contact:
                                           Mark S. White
                                           President and Chief Executive Officer
                                           Osage Bancshares, Inc.
                                           (918) 287-2919


                             Osage Bancshares, Inc.
                      Announces 5% Stock Repurchase Program

Pawhuska, OK, January 24, 2008 - Mark S. White, President and Chief Executive Officer of Osage Bancshares, Inc. (the "Company") (Nasdaq Global Market: OSBK), announced today the Company's Board of Directors had approved the purchase of up to 5% of its outstanding shares of common stock (or approximately 180,000 shares) in open market transactions. Such repurchases would be in addition to the Company's previously announced purchases for stock awards under its 2007 Stock Compensation and Incentive Plan. Stock repurchases will be made from time to time in the market based upon stock availability, price and the Company's financial performance. It is anticipated that such repurchases will be made during the next 12 months although no assurance may be given when such purchases will be made or the total number of shares that will be purchased.

About Osage Bancshares, Inc.

Osage Bancshares, Inc. is the holding company for Osage Federal Bank. Osage Federal Bank is a federally chartered stock savings bank, which conducts its business from its main office in Pawhuska and a branch office in Bartlesville, Oklahoma. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. At December 31, 2007, the Company had total assets and stockholders' equity of approximately $136.8 million and $35.3 million, respectively. The Company's common stock is quoted on the Nasdaq Global Market under the symbol "OSBK".

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Forward-Looking Statements

This press release contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts.

When used in this press release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs, such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. We do not undertake to update any forward-looking statement that may be made by the Company from time to time.

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